Exhibit 99.1

ELLINGTON FINANCIAL LLC REPORTS ESTIMATED
BOOK VALUE PER SHARE AS OF JANUARY 31, 2014
OLD GREENWICH, CONNECTICUT, FEBRUARY 7, 2014 - Ellington Financial LLC (NYSE: EFC) ("Ellington Financial" or the "Company") today announced that its estimated book value per common share as of January 31, 2014 was $24.87, or $24.45 on a diluted basis. Estimated book value per share on a diluted basis takes into account securities convertible into the Company's common shares. These estimates are subject to change upon completion of the Company's month-end valuation procedures relating to its investment positions, and any such change could be material. There can be no assurance that the Company's estimated book value per common share, as of January 31, 2014, is indicative of what the Company's results are likely to be for the three month period ending March 31, 2014 or in future periods, and the Company undertakes no obligation to update or revise its estimated book value per common share prior to issuance of financial statements for such periods.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "may," "expect," "project," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. The Company's results can fluctuate from month to month depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates, changes in mortgage default rates and prepayment rates, and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K filed on March 15, 2013, which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.ellingtonfinancial.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
This release and the information contained herein do not constitute an offer of any securities or solicitation of an offer to purchase securities.

About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, residential whole mortgage loans, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.